HUNTCO INC. - NEWS RELEASE

FOR IMMEDIATE RELEASE:

HUNTCO INC. GIVES 60-DAY NOTICE TO SHUT DOWN
BLYTHEVILLE, ARKANSAS COLD ROLLING AND PICKLING
OPERATION

TOWN & COUNTRY, MISSOURI, April 30, 2001 . . . . . Huntco Inc.
(NYSE:"HCO"), an intermediate steel processor, announced that it was providing notification to applicable parties pursuant to the Worker Adjustment and Retraining Notification Act of 1988, of its intention to permanently close its cold rolling and coil pickling operations located in Blytheville, Arkansas, on or before June 30, 2001. Approximately 100 workers will be affected by the closure.

"As indicated in a separate news release today, we expect to sell the assets used in these operations to Enron pursuant to the terms of a definitive agreement announced earlier today. We plan to permanently suspend our cold rolling and pickling operations whether or not the transactions with Enron are ultimately consummated, " said Robert Marischen, President and CEO of Huntco.

Marischen added, "We believe that the decision to suspend operations at our cold rolling and pickling plants in Blytheville and the proposed sale to Enron are in the best interests of Huntco Inc., its shareholders and its remaining employees. Notwithstanding this, we regret the impact that this closure may have in the near term on our workforce in Blytheville."

The Company expects that it will complete substantially all production required to meet remaining open sales commitments over the next two weeks, and that only very limited operations will be conducted thereafter until final suspension of operations. Affected workers will be paid through the next 60 days.

Huntco Inc. is a major, intermediate steel processor, specializing in the processing of flat rolled carbon steel.

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for further information contact: Anthony J. Verkruyse-Chief Financial Officer